EXHIBIT 10.2
FIRST AMENDMENT TO STOCK SALE AGREEMENT
     THIS FIRST AMENDMENT TO STOCK SALE AGREEMENT (this “Amendment”), dated as of August 23, 2009, is by and among AVASTRA SLEEP CENTRES LIMITED f/k/a Avastra, Ltd., an Australian corporation (“Parent”), AVASTRAUSA, INC., a Delaware corporation (“Seller”), and SDC HOLDINGS, LLC, an Oklahoma limited liability company (“Buyer”).
     A. Parent, Seller and Buyer are parties to that certain Stock Sale Agreement, dated August 19, 2009, pursuant to which Buyer will acquire the Somni Stock and the Eastern Stock (the “Agreement”).
     B. The parties desire to amend the Agreement as set forth in this Amendment.
     C. Capitalized terms used in this Amendment unless otherwise defined in this Amendment shall have the meaning given such terms in the Agreement.
     NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties agree as follows
     1. Section 6(a) of the Agreement. The parties agree that the provisions of Section 6(a) of the Agreement are hereby replaced with the terms of Section 4 hereof to the extent, and only to the extent, such provisions apply to the Somni Entities. Prior to the closing of the acquisition of the Eastern Stock, the parties shall enter into a second amendment to the Agreement to replace the terms of Section 6(a) with respect to the Eastern Entity on substantially the same terms as this Amendment. No party shall be obligated to consummate the closing of the sale and acquisition of the Eastern Stock unless such second amendment has been executed.
     2. Section 2(b) of the Agreement. Section 2(b) of the Agreement is amended to read, in full, as follows:
“The closing of the sale of the Eastern Interests shall take place at the Closing Location at 10:00 a.m. CDT on September 30, 2009 or such other earlier date as designated by Buyer by providing Seller and Parent at least five (5) business days prior written notice.”
     3. Section 3(a) of the Agreement. Section 3(a) of the Agreement is amended to change the dollar amount of “US$6,000,000” to “US$5,900,000.” Otherwise, Section 3(a) of the Agreement remains unchanged.
     4. Assumptions Regarding the Condition of the Somni Entities. The following is a list of assumptions made by Buyer in determining the Purchase Price for the Somni Entities

(collectively, the “Assumptions”). If any of the Assumptions prove to be inaccurate, Buyer shall have a claim, for the damages actually incurred by Buyer as a result of the particular Assumption being inaccurate, solely as follows:
     (i) against Seller and only for a period of eighteen (18) months following closing of the sale and purchase of the Somni Stock. Furthermore, Seller’s maximum aggregate liability for all such claims shall be $3,000,000; and
     (ii) against Parent for a period of one (1) year following the closing of the sale and purchase of the Somni Stock and solely to the extent of the Graymark Healthcare, Inc. common stock delivered to Parent in connection with the closing of the acquisition of the Eastern Stock (the “Graymark Stock”) as described in Section 3(b)(iii) of the Agreement. Notwithstanding the one year limitation described immediately above, the parties agree that, after such one year period, a claim may be brought for an Assumption being proven to be inaccurate against the Parent for an additional period of six (6) months, but only to the extent of the Graymark Stock which is no longer subject to any prohibition on transfer as set forth in Section 3(b)(iii) of the Agreement. For purposes of illustration, the parties intend that on the first day of the first month following the one-year anniversary of the closing of the sale and purchase of the Somni Stock that only seventy-five percent (75%) of the Graymark Stock issued to Parent shall be subject to claims under the Agreement, as amended, and that on the first day of the fourth month following the one-year anniversary of the closing of the sale and purchase of the Somni Stock, that only fifty percent (50%) of the Graymark Stock issued to Parent shall be subject to claims under the Agreement, as amended.
     The parties further agree that no claim may be brought, for any Assumption being proven to be inaccurate, regardless of the amount of the claim, against any of Parent’s officers or directors, or the administrators of Parent, or any of the officers or directors of Seller. In addition, the accuracy of the Assumptions shall be a condition precedent to Buyer’s obligation to close on the acquisition of the Somni Stock. The remedies described in this Section 4 shall be the sole and exclusive remedy with respect to any and all claims of an Assumption being proven to be inaccurate To the extent this Section 4 is inconsistent with the provisions of Section 6(b) of the Agreement, the provisions of this Section 4 shall prevail.
          (a) Authorization. The execution and delivery of the Agreement, the performance by Seller and Parent of their obligations under the Agreement and the consummation by Seller and Parent of the transactions contemplated by the Agreement (i) have been duly authorized by all requisite corporate action on the part of Seller and Parent, and (ii) do not violate any applicable law.
          (b) Authority. Each of the Sonmi Entities has all necessary power and authority to own, operate or lease the assets now owned, operated or leased by it and to carry on the their business as it has been and is currently conducted.

          (c) Subsidiaries. There are no corporations, partnerships, joint ventures, associations or other entities in which either of the Somni Entities owns, of record or beneficially, any equity interests.
          (d) Capital Stock. Seller owns all of the issued and outstanding capital stock of each of Somni Entities free and clear of all liens and encumbrances (other than those that will be satisfied at the closing of the acquisition of the Somni Stock, exclusive of any restrictions under applicable federal or state securities laws or under the applicable entity’s certificate of incorporation or bylaws) and is transferring all such capital stock to Buyer pursuant to the Agreement; provided, however, Buyer is aware that the failure to close and fund all amounts owed under the Merger Agreement dated May 4, 2007 (and the addendum thereto) and the Promissory Note dated October 3, 2008 to the Pamela R Gillis Revocable Trust (and related security and pledge documents) prior to 5:00 p.m. CDT on August 24, 2009 could trigger certain rights that would affect the ownership of the Somni Stock and/or the capitalization of the Somni Entities and would result in liens related to such Somni Stock not being released.
          (e) Minute Books. The minute book of each of the Somni Entities contains accurate records of all meetings and accurately reflects all other actions taken by the holders of capital stock of such Somni Entity and the board of directors of such Somni Entity. Complete and accurate copies of all such minute books have been delivered by Seller to Buyer for review.
          (f) Financial Information; Books and Records. Seller (i) has delivered to Buyer true and complete copies of the unaudited consolidated balance sheet of Seller for each of the two fiscal years ended June 30, 2008 and 2009, and the related unaudited statements of income of Seller, accompanied by the reports thereon of Seller’s accountants (collectively referred to herein as the “Financial Statements”), and (ii) has delivered to Buyer true and complete copies of the unaudited balance sheet of each of the Somni Entities for the fiscal years ended June 30, 2008 and 2009 and the related statements of income for the period then ending (such unaudited balance sheets and statements of income, collectively the “Somni Financial Statements”). The Financial Statements and the Somni Financial Statements (i) were prepared in accordance with the books of account and other financial records of Seller and each of the Somni Entities, (ii) are complete and accurate in all material respects, (iii) present fairly the financial condition and results of operations of Seller and each of the Somni Entities as of the dates thereof or for the periods covered thereby, (iv) were prepared in accordance with U.S. GAAP on a basis consistent with the past practices of Seller and each of the Somni Entities (with the exception that the Somni Financial Statements lack certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP) and (v) include all adjustments (consisting only of normal recurring accruals) that are necessary to present fairly in all material respects the financial condition of Seller and each of the Somni Entities and the results of the operations of Seller and each of the Somni Entities as of the dates thereof or for the periods covered thereby. For purposes of this Amendment, “2009 Balance Sheets” mean the Balance Sheets of each of the Somni Entities as of June 30, 2009 included within the Somni Financial Statements.

          (g) Absence of Undisclosed Liabilities. Neither of the Somni Entities has incurred any liabilities, other than liabilities (i) as are reflected or reserved against in the Somni Financial Statements (or the notes thereto), (ii) incurred in the ordinary course of business consistent with past practices since July 1, 2009, or (iii) that would not be required to be disclosed in financial statements if audited statements were prepared in accordance with U.S.
GAAP.
          (h) Cash Balances. The cash available in the bank accounts of the Soirmi Entities as of the closing of the acquisition of the Somni Stock will be substantially the same as reflected in the 2009 Balance Sheets subject to changes for deposits and payments in the ordinary course of business.
          (i) Asset Information. All fixed assets and computer software balances on the 2009 Balance Sheets represent: (i) identifiable assets of the Somni Entities and (ii) the right to all items included in the “Deposits” line item on the 2009 Balance Sheets will be retained by the applicable Subsidiary following the closing of the acquisition of the Somni Stock.
          (j) Accounting Policies. Since July 1, 2007, there have been no changes in accounting policy, method or estimates that impacted the recorded revenue of the Somni Entities in fiscal year 2008 or 2009.
          (k) Accounts Receivable. Accounts receivable reflected in the Somni Financial Statements and those arising after June 30, 2009: (i) represent actual good and collectable claims for services provided; (ii) were billed in compliance with all applicable laws; (iii) were billed in material compliance with all third party requirements; (iv) are collectable at a rate of at least 75% of the net value thereof At closing of the acquisition of the Somni Stock, the net value of all the accounts receivable of the Somni Entities will be substantially the same as the amounts reflected in the Somni Financial Statements, subject to changes in the ordinary course of business.
          (l) Inventory. Inventory reflected in the Somni Financial Statements represents tangible identifiable inventory in good condition, on hand and available for sale. The net value of the Inventory of the Somni Entities will be substantially the same on the closing of the acquisition of the Somni Stock as it was on June 30, 2009 allowing for purchases and sales in the ordinary course of business.
          (m) Compliance with Laws. Each of the Somni Entities has conducted its business in material compliance with all applicable laws.
          (n) Taxes. Each of the Somni Entities and Seller has filed all tax returns that it was required to file under applicable laws and will file all income tax returns and pay all income taxes related to the fiscal year ending June 30, 2009 and the stub period ending as of the closing date of the acquisition of the Somni Stock. All such tax returns were or upon filing will be, correct and complete in all material respects and have been or will be prepared in compliance with all applicable laws. None of the Somni Entities has ever nor will be prior to the closing date of the acquisition of the Somni Stock a party to any tax allocation or sharing agreement.

          (o) Title and Sufficiency of Assets. Each of the Somni Entities has good and marketable title to, or, in the case of leased or subleased assets, valid and subsisting leasehold interests in, all its assets, free and clear of all liens and encumbrances, except Permitted Liens. Each of the Somni Entities owns or otherwise has the right to use all the properties, assets and rights used in the conduct of its business as presently conducted. For purposes of this Amendment, “Permitted Liens” means (i) liens and encumbrances for taxes or governmental assessments, charges or claims the payment of which is not yet due; (ii) liens and encumbrances of carriers, warehousemen, mechanics, materialmen and other similar persons and other liens and encumbrances imposed by applicable law incurred in the ordinary course of business for sums not yet delinquent; (iii) liens and encumbrances relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of trade contracts or other similar agreements; (iv) liens and encumbrances in favor of First National Bank of Kansas; (v) imperfections of title, if any, none of which are substantial in amount, materially detract from the value or impair the use of the property subject thereto, or impair the operations of any Somni Entity; or (vi) any liens or encumbrances reflected in the UCC searches obtained by or for the benefit of Buyer in connection with its due diligence (other than liens disclosed on such searches as held by Commerce Bank and identified as Original filing number (12/26/2002): 5428271; Termination filing number (6/23/2004): 92690677; and Continuation filing number (9/5/2007): 95705001).
          (p) Litigation. There are no lawsuits, arbitrations or similar proceedings pending by or against the Somni Entities nor has Seller or the Somni Entities sent or received written correspondence threatening such lawsuits, arbitrations or similar proceedings.
          (q) Contracts. Seller has provided Buyer with true, accurate and complete copies (either in hard copy or electronic copy form) of each material contract or agreement (including all real estate leases) to which either Somni Entity is a party. Neither of the Somni Entities is in breach of, or default under, any such contract or agreement.
          (r) Acquisition Documentation. Seller has provided Buyer with true, accurate and correct copies of all correspondence and documentation related to the transactions pursuant to which either of the Somni Entities acquired its business and/or Seller obtained ownership of the Somni Stock.
          (s) Ordinary Course. Since July 1, 2009 through the closing of the acquisition of the Somni Stock, the Somni Entities have operated only in the ordinary course of business consistent with past practice.
          (t) Effect of Transaction. In connection with the sale and acquisition of the Somni Stock as contemplated by the Agreement, neither of the Sonmi Entities will suffer a material adverse effect resulting from a change in control provision under any contract or agreement to which it is a party; provided, however, that no effect of a change in control provision under the following contracts and agreements shall constitute a material adverse effect or otherwise give rise to a claim by Buyer under this Section 4(t) or any other provision of this Agreement: (i) that certain lease contract with Rupp Family Enterprises, L.P. dated April 5, 2000, as amended from time to time, for premises located at 817 Anderson Way, Lee’s Summit, Missouri, (ii) that certain lease contract with Boardwalk Shopping Center, L.L.L.P. dated September 15, 2001, as amended from time to time, for certain premises located at 8548 Ambassador Drive, Kansas City, Missouri, (iii) all documents, instruments, agreements and other contracts related to the following: (a) debt owed to First National Bank of Kansas in the approximate principal amount of $1,128,817.45 as of the date hereof; (b) debt owed to GMAC in the approximate principal amount of $7,071.00 as of the date hereof; (c) debt owed to Citizens Automobile Finance, Inc. in the approximate principal amount of $10,320.00 as of the date hereof; (d) debt owed to Advantage Financial Services, L.L.C. in the approximate principal amount of $11,319.00 as of the date hereof; and (e) debt owed to Embla Systems, Inc. in the approximate principal amount of $278,490.85 as of the date hereof
     5. Section 5(b) of Agreement. Section 5(b) of the Agreement is hereby amended and restated in its entirety as follows:
     “For a period of up to six (6) months following the closing of the acquisition of the Somni Stock, Seller shall provide billing and accounting services and associated information technology services for the Somni Entities in substantially the same manner that it is providing such services currently. The charge to be paid by the Somni Entities to Seller for such services shall be $8,666.67 per month for the first three (3) months following closing and $26,000 per month (or partial month) for each month thereafter. For a period of up to six (6) months following the closing of the acquisition of the Somni Stock, the Sorrmi Entities shall provide employee payroll and benefits administration services for Seller in substantially the same manner that they are providing such services currently, and the charge to be paid by Seller to the Somni Entities for such services shall be the actual and reasonable costs incurred by the Somni Entities to provide such services.”
     6. Closing Deliveries. At the closing of the acquisition of the Sornni Stock, the parties shall make the deliveries contemplated by the Section B of the Closing Checklist attached as Exhibit A; provided, however, no party shall be in breach of this Amendment or the Agreement for the failure to make any delivery contemplated by Section B to the extent such party is not in control of the applicable delivery (e.g., real property lease consents). Unless waived by the party for whom the delivery is to be made, no party shall be obligated to close unless all such deliveries are made. Any documents delivered shall be in form and substance reasonably satisfactory to the party to whom the documents are to be delivered.

     7. Ratification. Except as amended by this Amendment, all of the terms, covenants and conditions of the Agreement are hereby ratified and confirmed and shall remain in full force and effect.
     8. Counterparts. This Amendment may be signed executed in any number of counterparts. A counterpart may be a facsimile or an electronic copy. Together all counterparts make up one document.
[Signature Pages to Follow]
     IN WITNESS WHEREOF, the parties have duly executed this Amendment, all as of the date first written above.

PARENT:	AVASTRA SLEEP CENTRES LIMITED
By: /S/ JOHN SHEAMAN
Name: John Sheahan
Title: Administrator

SELLER:	AVASTRAUSA, INC.
By: /S/ MELTON ERMAN, M.D.
Name: Melton Erman, M.D.
Title: President

BUYER:	SDC HOLDINGS, LLC
By: /S/ STANTON NELSON
Name: Stanton Nelson
Title: CEO

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